UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number       0-16200
                                                         -----------------------

                            Cable TV Fund 14-B, Ltd.
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             (Exact name of registrant as specified in its charter)

   c/o Comcast Corporation, 1500 Market Street, Philadelphia, PA 19102-2148,
                                  215-665-1700
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(i)  [X]
            Rule 12g-4(a)(1)(ii)  [X]     Rule 12h-3(b)(1)(ii) [X]
            Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(2)(ii) [ ]
                                          Rule 15d-6           [ ]


        Approximate  number of  holders  of record  as of the  certification  or
notice date:    0
            ---------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   August 12, 2004                  /s/ Lawrence J. Salva
                                         -------------------------------
                                         Lawrence J. Salva
                                         Senior Vice President,
                                         Chief Accounting Officer and Controller
                                         (Principal Accounting Officer)